UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2005

AEROGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-31913	33-0488580
(Commission File No.)	(IRS Employer Identification No.)

2071 Stierlin Court, Suite 100

Mountain View, CA 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 864-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 9, 2005, Aerogen, Inc. (the “Company”) received a notice from the staff of the Nasdaq Stock Market stating that the Company is not in compliance with Marketplace Rule 4310(c)(4) because the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for the last 30 consecutive days. The Company has 180 calendar days, or until December 6, 2005, to correct this bid price deficiency.

Receipt of the notice does not result in immediate delisting of the Company’s common stock. However, on May 25, 2005, the Nasdaq staff informed the Company that its common stock would be delisted for non-compliance with Marketplace Rule 4310(c)(2)(B). The 180-day grace period to correct the bid price deficiency does not supersede the pending decision to immediately delist the Company’s common stock for failure to maintain shareholder equity above $2.5 million in compliance with Marketplace Rule 4310(c)(2)(B), which rule offers no such grace period.

On May 31, 2005, the Company requested a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination dated May 25, 2005 to delist the Company’s common stock for failure to comply with Marketplace Rule 4310(c)(2)(B).  That hearing has been granted, and is scheduled for July 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AEROGEN, INC.

Dated: June 15, 2005	By:	/s/ Robert S. Breuil
	Name:	Robert S. Breuil
	Title:	Chief Financial Officer and Vice
President of Corporate Development